Exhibit 99.1

SkyPeople Fruit Juice, Inc.
SPU Q3 2010 Earnings Conference Call Script
NOVEMBER 16, 10:00am ET
Conference ID: 4385028
"SkyPeople Fruit Juice” Conference Call

Conference ID:  4385028
Call Length:  1 hour
Lines:  100
Conference Date:  11/16/10
Conference Start Time:  10:00am Eastern
Pre-Record Message:  No
Moderator:  JOHN MATTIO
Topic:  SkyPeople Fruit Juice, Inc. Third Quarter 2010 Conference Call

Speaker Dial-In Numbers (for John Mattio, Mr. Vincent Xue, Ms. Spring Liu & Mr. Michael Wei):
TOLL-FREE   1-877-941-1425
TOLL/INTERNATIONAL   1-480-629-9662

Operator

Good day ladies and gentlemen and welcome to SkyPeople Fruit Juice Inc.’s third quarter 2010 earnings conference call. My name is (Operator Name) and I will be your operator for today. At this time, all participants are in a listen only mode. We will conduct a question-and-answer session after management’s presentation, towards the end of this conference. (Operator Instructions).

I would now like to turn the presentation over to your host for today's call, Mr. Matt Hayden from HC International, Investor Relations counsel for SkyPeople Fruit Juice. Please proceed John

Matt Hayden

Thank you operator.

Good morning everyone. Joining us today from China are SkyPeople Fruit Juice’s CEO, Mr. Yongke Xue, Chief Executive Officer, and the Company’s Chief Financial Officer, Ms. Spring Liu.  Mr. Xue and Ms. Liu will review and comment on financial and operational results for the third quarter of 2010.  The Company will also update investors on their guidance for the year and provide a series of updates on the construction and capacity expansion underway at their facilities. They will then be available to answer questions after their presentation.

I would like to remind our listeners that on this call management's prepared remarks contain forward-looking statements which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions. Therefore, the Company claims the protection of the Safe Harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" relating to the business of SkyPeople Fruit Juice Inc. and its subsidiary companies can be identified by the use of forward-looking terminology such as "believes,” “expects," or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, customer lists, raw material costs, market acceptance, future capital requirements, competition in general, and other factors that may cause actual results to be materially different from those described herein as “anticipated,” “believed,” “estimated” or “expected”. SkyPeople Fruit Juice Inc. is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

For those of you unable to listen to the entire call at this time, an audio replay of this call will be available for seven days from Viavid.

Information about the webcast audio replay is available in the press release issued on November 10th, and can also be obtained from HC International upon request. As a reminder, the Webcast version of this conference call is available through November 16, 2011.

At this time, I would like to introduce Ms. Spring Liu for some opening comments.

Thank you, Matt.

Ms. Spring Liu

Thank you for joining our call.  Before I get started, I would like to introduce Mr. Yongke Xue, CEO, for some opening remarks. Mr. Xue, please.

Mr. Yongke Xue

Spring, good morning. Thank you for attending the teleconference of the 3rd quarter performance report of 2010.

The third quarter was a fruitful season in 2010. On August 30，we closed the sale of 5,181,285 shares of our Common Stock at a price of $5.00 per share and received aggregate net proceeds of approximately $24 million. We expect to primarily use this money for expansion and adding production lines in our Huludao Wonder facility. On September 20th, after one year of construction, the 20-ton per hour concentrated apple juice line in our Yingkou facility was completed and has been operating since then. On September 28th, the expansion of production lines at the Huludao Wonder facility began, and will be completed in the first quarter of 2011.

Operationally, for the first 3 quarters of 2010, the revenue and gross profit of our company doubled, exceeding management’s expectations. With the recovering of the demand for juice concentrate in international markets and the significant increase in unit price, which we were able to pass along to our consumers, our revenue from apple juice and kiwi juice concentrates more than doubled, even tripled. Sales form Hedetang-brand beverages continued to grow. Compared to the same period of last year, the revenue from Hedetang branded beverages doubled in the first three quarters of this year. This was mainly due to our Company maintaining its strategy to expand our beverage sales benefiting from growing Chinese economy and the improved awareness of Chinese consumers, who increasingly seek healthy food and beverage alternative.

And I also have additional good news to share with you - on August 18, 2010, SkyPeople’s management team, together with our distinguished friends, rang the closing bell at the Nasdaq Market site.  That day, the daily share price of SPU was up more than 17%, and SkyPeople joined the NASDAQ family becoming a mature company, and made her way into the international capital markets.

On the basis of the excellent performance in the 3rd quarter, we firmly believe that we will continue to demonstrate growth in the 4th quarter of 2010 and beyond.

Thank you!

Now, I would like to introduce Sky People’s CFO, Ms. Spring Liu.

Ms. Spring Liu

Thank you Chairman Xue. Good morning and thank you everyone for joining us for our third quarter 2010 earnings conference call.

For those of you joining us for the first time, we wanted to personally provide you with a brief description of our business.

SkyPeople Fruit Juice produces and sells fruit juice concentrates (including fruit purees, concentrated fruit purees, and concentrated fruit juices), fruit beverages (including fruit juice beverages and fruit cider beverages), and other fruit related products (including primarily organic and non-organic fresh fruits, kiwifruit seeds and apple aroma) in China. Our fruit juice concentrates are sold to domestic customers and exported directly or indirectly through distributors to different foreign countries. Fruit juice concentrates are used as a basic ingredient in the food industry. Our brand, Hedetang(TM), which is a registered trademark in the PRC, is positioned as a high quality, healthy and nutritious end-use juice beverage.   Beginning this year, we also entered the small-batch concentrate market and began selling turnjujube concentrate to a customer in the pharmaceutical industry who values the concentration of our product and product quality. Although current sales generated from turnjujube concentrate have not been significant, we believe there may be potential to further broaden our customer base to the pharmaceutical industry, which is consistent with our diversification strategy.

Now onto a review of our performance in the third quarter ended September 30th, 2010.   First, let me start with some highlights:

•	Our revenue was $18.2 million, up 71.5% from 3Q 2009, a record high for Q3.
•	Revenues from our kiwifruit and apple concentrates increased 207.6% and 117.6%, respectively, year over year.
•	Our net income was $3.6 million, an increase of 71.4% from 3Q 2009.
•	Our diluted EPS increased 36.4% to $0.15 for the third quarter based on 23.5 million shares versus $0.11 per share in 2009 based on 18.5 million shares.
•	We completed a $25.9 million capital raise on August 30, 2010 and earmarked this capital along with a portion of our cash flow and debt financings for capacity expansions in 2011.
•	We had $9.0 million in cash from operations for the first nine months of 2010.

The 71.5% increase in our revenues for the third quarter of the year was primarily due to increases in our sales of concentrated apple juice, concentrated kiwifruit puree and fruit beverages.  Our sales of apple concentrates increased 117.6% year-over-year as international sales rebounded and demand increased in our local markets.  Due to an extended growing season, which benefitted from a favorable climate leading into 2010, kiwifruit puree and concentrate sales also continued their growth and we recorded an increase in sales of 207.6%, to $2.3 million for the period.  Pear juice concentrate sales grew moderately by 4.8%, primarily due to an increase in the price of concentrated pear juice in global markets and our current limitations on capacity for pear juice, which we are addressing as we move into 2011.

Our Hedetang juices include fruit juice beverages and fruit cider beverages.  Sales from our branded juices were up 174.7% to $7.4 million compared to the third quarter of 2009.  Strong demand from Chinese consumers, particularly middle class consumers drinking fruit juices as a healthy alternative to carbonated soft drinks, drove this increase.  We witnessed strong sales in both Shaanxi Province and in Beijing, where the distributors we secured in the country’s capital placed restocking orders this quarter.  By the end of the quarter, our branded juices and ciders were available in over 70 retail outlets in different cities throughout China.

Our gross profits increased 71.0% to $6.6 million for the quarter.  Our gross margin of 36.2% was consistent with the prior period as high-margin, concentrated kiwifruit juice and fruit juice beverages offset lower gross margins from concentrated apple and pear juices.  Typically in China, as in other markets, high-volume concentrates like apple and pear are more competitive and thus command a lower gross margin than specialty juice concentrates.   Apple and pear juice concentrates have margins of 25-35%, while kiwi and other specialty or small batch concentrates have margins of 35-45%.  Our gross margins may fluctuate based on the availability and price of each type of fruit but we have averaged over 37% on a consolidated basis for the past three years.

Our operating expenses for the quarter were $1.1 million, an increase of 17.2% for the quarter and were attributed to higher administrative and selling expenses to support higher sales volumes.  Operating income totaled $5.5 million in the third quarter of 2010, an increase of 89.7%, while operating margins were 30.0%, up by 10.3% from the same period last year.

Our net income for the third quarter of 2010 was $3.6 million, an increase of 71.4% from $2.1 million in the third quarter of 2009.  Earnings per share were $0.15 per diluted share in the quarter, compared to $0.11 per diluted share in the third quarter of 2009 based on 23.5 million and 18.5 million weighted average diluted shares outstanding for the respective periods.  The share count in the third quarter of the year reflected the close of the sale of 5,181,285 shares of the Company’s Common Stock in the third quarter of 2010.

Now, an overview of our nine-month performance.

Revenues doubled for the first nine months of fiscal 2010 to $49.3 million, up 109.8% from the prior year's period.   Gross profit also doubled for the first nine months of 2010 and was $20.1 million, an increase of 131.0%.  Gross margin also showed improvement for the first nine months of 2010 and came in at 40.8%, a 10.0% improvement compared to the same period of 2009.  Gross margins benefited from increased kiwi puree and kiwi concentrate sales for the period, which secures some of the highest margins in our portfolio.  In the first nine months of the year, and as a result of an extended growing season this year, we tripled our kiwi concentrate and puree sales.

Our selling, general and administrative expenses in the first nine months of 2010 were $3.9 million, compared to $2.9 million in the prior year's corresponding period.  This represented 7.8% and 12.2% of sales in the respective periods.  Our operating income in the period was $16.2 million, with an operating margin of 32.9%, an increase of 32.1% as compared to the same period of 2009.  The improvement of our operating income margin was the result of strong revenue growth and improved operating efficiencies.

As an agricultural company, we receive government subsidies for our research and development activities in our city and province.  We were awarded a $2.4 million subsidy from the government of Shaanxi Province for 2010, with $0.1 million recorded in the third quarter.  Among this amount, $2.2 million has not been received as of today, and we expect to receive it in the fourth quarter of this year. Through the first nine months, our subsidy income increased 50.0% from $1.6 million last year. Other than what I just mentioned, the Company does not anticipate recording further subsidy income during the remainder of 2010.

Our net income through the first nine months of 2010 was $10.0 million, again, doubling from $5.0 million in the prior year's corresponding period.  Earnings per diluted share were $0.46 based on 21.9 million diluted shares.  As a result of non-cash charges, we also deem it important to report to our investors an adjusted net income and EPS which exclude non-operational and non-cash charges.  Year-to-date, 2010 adjusted net income excluded $2.1 million in fair value warrant liability recorded during the first quarter of 2010.  Our adjusted net income was $12.1 million, with $0.55 in adjusted earnings per diluted share.

Now onto a review of our balance sheet.

As of September 30, 2010, we had $46.1 million in cash, up from $14.4 million as of December 31, 2009.  Our working capital was $66.3 million, up from $29.0 million as of December 31, 2009 primarily due to the $25.9 million equity financing completed in the third quarter of 2010.  Our accounts receivable were $29.3 million, compared to $27.4 million as of December 31, 2009 and accounts receivable turnover in days for the first nine months of 2010 was 157 days. Cash flow from operations for the first nine months of 2010 was an inflow of $9.0 million, compared to a $2.3 million outflow for the year ago period. We are pleased to report our shareholder's equity was $105.7 million, a 72.1% increase from $61.4 million reported on December 31, 2009.  We had $9.6 million in short term loans with local and provincial banks in Shaanxi and Liaoning Provinces as of September 30, 2010.

2010 Guidance

We are reaffirming our revenue and net income guidance for the year and adding EPS to our 2010 guidance.  As discussed in an investor call earlier this year, we expect to generate between $92.0 million and $102.0 million in revenue and $19.0 to $21.0 in net income.   As a result of our secondary raise and issuance of new shares, we also wanted to clarify our EPS for the 12-month period ending December 31, 2010.  Based on our anticipated 21.9M fully diluted average weighted shares outstanding on December 31, 2010, we expect EPS of $0.82 to $0.92, which is based on the estimated diluted shares outstanding of approximately 21 million.  The Company has historically generated between 46% and 60% of its revenue and 61% and 67% of net income in the fourth quarter of fiscal year 2008 and 2009, respectively, as this is the peak harvest and processing seasons for the majority of the fruit related to our finished products.

Since many of our investors have been requesting this information, we are pleased to provide you an update to our capacity expansion underway at our facilities.

We remain committed to building a world-class manufacturing infrastructure to support our long-term growth strategy.  $46.1 million in cash from internal cash flows, our August capital raise, and strong relationships with local lending institutions provide us adequate funds to support our growth plans. As we previously disclosed, we will use a combination of internal cash flow from operations, loans from local banks and proceeds from the Common Stock offering to fund a series of capital projects we feel will increase our revenues and earnings in 2011 and the years ahead.  We further forecast that the following capital projects, if we are able to complete them on time and ahead of our growing season, will greatly increase our revenues.  Each project has its own specific targets and benefits and we will update our investors in the March 2011 time frame with a more concise guidance figure for the 2011 year. Specifically, I will detail each project, update you on its construction and provide you anticipated results for each capital improvement.

1. Though not on our list of projects during our round of financing, we have been working to complete a 3,000 ton fructose line, which has been operational since September 2010.  This $3,925,875 investment is anticipated to contribute 5.7 million in revenues for the year 2011.  We have already secured an opening order for $2.3 million this year. We also plan to expand concentrated pear juice capacity in our Jingyang factory, which is expected to begin operating in the third quarter of 2011.

2.  The construction of the $24.8 million project for our apple concentrate and beverages line and environmental projects in the Huludao Wonder factory started on September 28, 2010. The beverage line is expected to be operational in the first quarter of 2011, while the environmental project with daily capacity to treat 3000 tons wasted water is expected to be completed in July 2011.  As we explained to our investors, apple concentrates and juices are a necessary product line to market as a concentrate and juice supplier.  Competition is certainly high in the category, however we feel that providing our customers with SkyPeople apple products will help us leverage and maintain product placements for the balance of our concentrate and juice product lines.  We are also confident that the species of the apples we harvest in the Liaoning Province are superior to other concentrates and juices in the market.   A high-acidity index in our apple sources requires less blending of water and other apple flavorings at our customers’ facilities to meet apple tasting profiles.  As a result, our customers need to add less SkyPeople concentrate to their juices than our competitors.  This is a value we, of course, calculate into our pricing.  The Company plans to start construction of the apple juice production line, a refrigeration storage and a concentrated fruit juice mixing center in the second half of 2011, with completion expected in the fourth quarter of 2011.   The Company’s 20 ton per hour concentrated apple juice line in Yingkou began its pilot production on September 20, 2010 and commenced formal production in early November of 2010.

We believe all of our ongoing projects are consistent with our strategic plans, match our current competencies in manufacturing, address areas in our manufacturing that needed to expand and are in-step with our customer requirements in our market.

With that, I would like to open the floor to questions and answers. Operator, please.

Q&A Session

Q: Hi, good morning every one. Congratulations! I have two questions. First, the market price of concentrated apple juice increased more than 50% over the next two months based on the market data we connected. Have you seen an impact on the selling price of concentrated apple juice?

A: Yes, we do. Actually we did see a price increase in the third quarter of 2010, but most of our orders with a higher price will execute in the fourth quarter and first quarter of next year.
Q:  What will the price level be?

A: Last year the average price was about $900 per ton. In the fourth quarter of 2010, the average price is about $1,400 per ton. In the first quarter of 2011, some orders are coming at an even higher price.

Q: So do you think the price is more competitive compared with last year’s price?

A:  Yes, you are right. The price goes up by more than 50% compared with a year a go.

Q: It was reported that there was a supply shortage of fresh apples in China. Does the Company have any difficulties in securing the supply of fresh apples right now?

A: We don’t have such problems in Liaoning Province. Output of apples there are sufficient for our production needs. Actually, you can tell we produced more apple juice this year compared with a year ago. Once again, it shows the Company does not have any problems in securing apple supplies in that area.

Q: Let’s goes to the margin side. The gross margin of concentrated apple and pear juice seems lower than we expected. It was probably due to the increase in the cost of fresh fruits, right? By my calculation, the gross margin in the third quarter was 15% for the concentrated apple juice and 24% for the concentrated pear juice. Is that correct?

A: Yes, you are right. As you mentioned, although there is an increase in end products, there is also a serious increase of fresh fruits in China. For example, the price of fresh apples increased from around $75 per ton to around $175 per ton, and the price of fresh pears increased from around $30 per ton to around $68 per ton this year compared with a year ago. This increase in the price of fresh fruits decreased our gross margin for concentrated apple and pear juice in the third quarter. As I mentioned previously, we will execute some orders with a higher price in the fourth quarter and first quarter of next year, which will benefit our gross margin for the next two quarters.

Q: Does this mean that the gross margin of concentrates will be higher in the next two quarters?

A:  Yes, compared with this quarter, we expect that the gross margin of concentrated apple and pear juice will be improved.

Q:  Talking about capacity, could you provide a summary of current capacity and the expected capacity for the next year for your concentrated apple juice, concentrated pear juice and beverages?

A: It is really difficult to calculate capacity, because capacity is not only based on the working hours during the squeezing season, but also the output of fresh fruits based on the weather.  Our capacity for concentrated apple juice was roughly 10,000 tons historically. This year we doubled our concentrated apple juice capacity with a production line in Yingkou facility. So the estimated capacity is roughly 20,000 tons per year. Next year with the new production line in Huludao Wonder factory, we will double our capacity this year, and increase the capacity from roughly 20,000 tons to 45,000 tons per year.

For concentrated pear juice, our current capacity is also roughly 10,000 tons per year. With our new pear juice production line in our Jingyang factory, our capacity is expected to increase to roughly 20,000 tons per year before next squeezing in 2011.

For the fruit juice beverages, we don’t calculate by capacity. We only produce 8 hours a day. If there is more demand, we can even produce more than 20 hours a day. So we have not met the maximum capacity for beverages yet. If there is an increase in demand, we can increase capacity with our current production line. But we plan to add another beverage line in our Huludao Wonder factory. The Huludao Wonder factory is only about 3 hours travelling distance to Beijing. With this production line, we can focus more on the east coast of China, and it can also help us to decrease our transportation cost.

Q: Other than the capacity expansion, what are the other initiatives for the beverage side? How much sales are from the distributor in Bejing?

A: For our beverages, in summary, we have two important strategies.  The first is to increase our products portfolio. As we disclosed previously, we plan to introduce 5 new series of beverages to the Chinese market in the fourth quarter of 2010. Some of them are new products in China. We believe that there is market potential for our new products in China. Second is to further expand our distribution channel in China. We began to sell our beverages in the Beijing area starting from the first quarter of 2010. We also started selling our beverages in Wuhan, Shanghai and other areas in China. In the next five years, we plan to sell our beverages nationwide. Sales from the distributor in Beijing were approximately $3.8 million for the nine months ended September 30, 2010.

Q: Do you have a number for the fourth quarter?

A: I think it is roughly over $1 million sales there.

Q: So most of the sales are from the sales force in the Shaanxi area?

A: Yes, you are right.

Q: That is all for my questions. Thanks!

A: You are welcome!

Q: Would you tell us when you calculate quarter four 2009 EPS what number of diluted shares you are using, and also for quarter four this year? Could you clarify the number of shares you calculate for your EPS?

A: For the current quarter of 2010, as we did an offering in August, only part of the shares are calculated in when we calculate EPS. For the nine months ended September 30, 2010, the weighted average diluted shares outstanding were 21.9 million. For the year ended December 31, 2010, the weighted average diluted shares outstanding was estimated to be “23.1 million”. For the year ended December 31, 2009, the “weighted average Common Stock outstanding was 15.3 million and the weighted average diluted shares outstanding were 18.7 million.”

Q: That is all for my questions. Thanks!

A: You are welcome!

Q:  I came in a little later. Could you reiterate the projections? On a specific question, I saw in the third quarter of this year, your fruit beverages had a very sharp increase and your concentrated kiwi juice and kiwi puree went from $748 thousand to $2.3 million. And your margins on that are stable. Are we continuing to see stable margins there? And another question I have is that fruit juice beverages’ gross margin increased from “23.6% to 41.1%, and the absolute amount went from $480 thousand to $2.2 million.” Are those trends expected to continue or can we see any improvement in those probably?

A: We did experience a huge increase in sales of our concentrated kiwi juice and kiwi puree, and our margin was quite stable compared with a year ago. The main reason for this increase was mainly because of the favorable weather we experienced not only in the first quarter of 2010, but also the third quarter of this year. The Company usually does not process any fresh kiwifruit during the first quarter, as our squeezing season for kiwi is usually from September to December. But beginning of this year, we experienced very favorable weather, and the Company was able to purchase fresh kiwi in the market at a lower price. We produced over 1,000 tons of kiwifruit puree in the first quarter of 2010, and usually we don’t produce any in the first quarter. And also, we usually start our squeezing season in the middle of September and we don’t process much kiwifruit puree in the third quarter. But this year we produced more than $2,000 tons compared with a year ago. This increase in production, which was because of the favorable weather, increased our sales of kiwi concentrate.

Q: Fruit juice presents about roughly one third of your sales, is this true of this quarter?

A: For this quarter, our kiwifruit concentrate presents about 13% of our sales,

Q: Is this the largest the group of sales you have?

A: Actually, our fruit beverages accounted for 40% of our revenue in the third quarter of 2010.

Q: And the margin of your beverages almost doubled in the third quarter.

A: Yes. The Company currently only carries two flavors of beverages.  One is kiwi and the other is mulberry, as the Company focuses on niche markets to reduce its competition risk. The concentrated kiwi juice is the main ingredient to make our beverages, so when there is an increase in margin of our kiwi concentrates, it also benefit our margin for beverages.

Q: Do the fruit juice beverages give you an opportunity to raise price as you develop new products, so you can make a more competitive margin when you make new products?

A: Some of our new products may have a higher margin compared with our current beverages’ margin, some may have a lower margin. We don’t expect a huge increase in margin of beverages from these new products, but we expect there will be an increase in gross margin in absolute amount as the revenue of beverages may improve because of these new products.

Q: And I missed your projection for the final quarter? Can you repeat?

We are reconfirming our 2010 guidance. We forecast our revenue will be in the range of $92.0 million to $102.0 million and net income is forecasted to be in the range of $19.0 million to $21.0 million.

 Q: I’ll give you a call if I have other questions. Thanks!

A: You are welcome!

Q: Hi everyone! Congratulations on a great quarter! Can you describe your short-term loan, which increased from $5.4 million as of December 31, 2009 to $9.6 million as of September 30, 2010? Will you be able to generate cash from operating cash flow?

A: We have short-term loans with two banks in China, which are China Construction Bank and China Commerce Bank. These short-term loans are mainly for working capital needs. We usually carry a higher balance of short-term loans before the squeezing season, as we have to prepay for some of our fresh fruits in cash. For the capital raise, the net proceeds are mainly for the capacity expansion. Most of the projects listed in our capacity expansion list are expected to be completed before the next squeezing season of 2011, which is expected to contribute to the revenue increase in 2011.

Q:  What are we expecting for the balance of short-term loans? Will it continue to be higher or will you put it back down to around $5 million?

A:  Our short-term loans ranged from around $5 million to $12 million in the past two years. We believe it will remain in that range. Because with the increase in capacity, our working capital needs may also go up.

Q: Ok. Thank you very much!

A: You are welcome!

Q: Hi, how are you?

A: I’m doing well. Thank you!

Q: One of the questions I don’t understand is that you give net income guidance of $19 million to $21 million. You said that the weighted average shares are 23.1 million, how did you get your EPS?

A: We have preferred stock, so we allocated a certain amount of net income to preferred stock first. The diluted EPS of $0.82 includes the impact of change in fair value of warrant liabilities. If we exclude that amount, the diluted EPS should be $0.91. “Because it is anti-dilutive, the diluted EPS is stated at $0.82 when the revenue is forecasted to be $19 million.  When the revenue is forecast to be $21 million, the diluted EPS is around $1.00 excluding the impact of change in fair value of warrant liabilities. Because it is ant-dilutive, the diluted EPS is stated at $0.91 with the impact of change in fair value of warrant liabilities.”

Q: So the $0.82 and "$0.91" are not the adjusted EPS. It is the EPS with change in fair value of warrant liabilities. That is unclear from the press release.

A: Yes. "It should be EPS with change in fair value of warrant liabilities."

Q: That is my question. Thanks!

A: Ok.

Operator: Thank you! That is the end of the Q&A section. We are going back to management for closing comments.

Spring Liu:  We don’t have any further comments.  Thank you for joining our conference call. If you have any question, please feel free to contact us.

Operator: Thanks. Ladies and gentlemen, that is the close of today’s SkyPeople Fruit Juice, Inc. earnings conference call for the third quarter of 2010. Thanks for your participation. You may now disconnect.